Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

T Stamp Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)		Amount Registered(2)		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share	457	(c)	12,411,858	(3)	$0.20475		$2,541,328	0.00014760	$375.10

Total Offering Amounts							$			$375.10
Total Fee Offsets										—
Net Fee Due										$375.10

(1)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Class A Common Stock quoted on The Nasdaq Capital Market on September 23, 2024.

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)	Consists of 12,411,858 shares of the registrant’s Class A Common Stock issuable upon the exercise of warrants held by the Selling Stockholder, which may be exercised for $0.3223 per share (or, in certain circumstances, may be eligible for cashless exercise). These shares issuable upon the exercise of these warrants are being registered for resale on this Registration Statement.